PRIVATE & CONFIDENTIAL

April 30, 2010

Mr. Shai Shahar
Chief Financial Officer
Wintegra, Inc.
6850 Austin Center Blvd., Suite 215
Austin, TX 78731

Subject: Written consent to reference Empire Valuation Consultants, LLC in S-l filing of Wintegra, Inc.

Dear Mr. Shahar:

We hereby consent to the inclusion in the registration statement on Form S-l of Wintegra, Inc. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of Wintegra, Inc. and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
Empire Valuation Consultants, LLC

Empire Valuation Consultants, LLC
By:	/s/ Mark Shayne, ASA, CPA/ABV
Managing Director

350 Fifth Avenue, Suite 5513 New York, NY 10118		Tel: (212) 714-0122		empireval.com
New York	●	Rochester	●	West Hartford